Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 33-42214, 33-98160, 333-80857 and 333-80843 on Form S-8 of Axcess International, Inc. (formerly Axcess Inc.) of our report dated April 10, 2002, with respect to the consolidated financial statements of Axcess International, Inc. (formerly Axcess Inc.) as December 31, 2001 and for the year then ended included in its Annual Report (Form 10-KSB) for the year ended December 31, 2002.

/s/ Ernst & Young LLP
Dallas, Texas
April 15, 2003